Exhibit 99.1

YUHAN CORPORATION AND SORRENTO THERAPEUTICS FORM

JOINT VENTURE COMPANY – IMMUNEONCIA

San Diego, CA, and Seoul, South Korea – March 2, 2016 — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs, and Yuhan Corporation (000100.KS; Yuhan), one of the largest and most respected pharmaceutical companies in South Korea, today announced that they have entered into an agreement to form a joint venture company (JVC), ImmuneOncia Therapeutics, LLC, to develop and commercialize a number of immune checkpoint antibodies against undisclosed targets for both hematological malignancies and solid tumors. The creation of ImmuneOncia marks an important milestone in strengthening the presence of both companies in the dynamic field of immuno-oncology. Closing of the transaction is subject to customary closing conditions.

A recent report has predicted that the annual market for immunotherapies, consisting of anti-checkpoint antibodies, vaccines, and cell therapies, will exceed $35B while becoming the backbone of treatment for up to 60% of cancers over the next decade.1 ImmuneOncia will benefit from Sorrento’s leading immunotherapy product portfolio as well as its manufacturing capabilities. The joint venture will also take advantage of Yuhan’s world-class experience in clinical research and development. ImmuneOncia will focus on advancing novel immunotherapies consistent with its mission of bringing safe and effective treatments for unmet medical needs to patients worldwide.

“The formation of ImmuneOncia represents a significant milestone for Yuhan as this is our first research and development-based joint venture company. Reflecting this importance, we are committing significant resources to ImmuneOncia for the development of novel cancer immunotherapies, an area of significant unmet need not just in Korea but also globally. Our JV will benefit immensely from Korea’s world-renowned excellence and efficiency in clinical drug development. We have strong interest in investing in Sorrento and its innovative immuno-oncology mAb portfolio, and look forward to working closely with Sorrento’s outstanding team as well as further expanding our strategic relationship together,” said Mr. Jung Hee Lee, President and CEO of Yuhan.

[1]	“Immunotherapy – The Beginning of the End for Cancer” issued by Dr. Andrew S. Baum, Citi Research, a division of Citigroup Global Markets Inc., in 2013.

“We are excited to partner with Yuhan in jointly establishing ImmuneOncia,” said Dr. Henry Ji, President and CEO of Sorrento. “This global joint venture enables Sorrento and Yuhan to combine our complementary strengths with the ultimate goal of developing and commercializing Sorrento’s innovative immune checkpoint mAbs. Through joint ventures and strategic alliances, we continue to accelerate the resource-efficient development of Sorrento’s diverse portfolio of immunotherapies into the clinic. We share Yuhan’s enthusiasm for the potential of ImmuneOncia to develop a deep pipeline of immuno-oncology products for cancer patients worldwide.”

Under the terms of the joint venture agreement (JVA), Yuhan will contribute an initial investment of USD $10 million to ImmuneOncia, and Sorrento will grant the JV an exclusive license for one of their immune checkpoint antibodies for specified countries while retaining the rights for US, European, and Japanese markets, as well as global rights for the JV to two additional antibodies that will be selected by ImmuneOncia from a group of pre-specified antibodies from Sorrento’s immuno-oncology antibody portfolio. Yuhan will own 51% of ImmuneOncia, while Sorrento will hold the remaining 49%. Yuhan’s Chief Scientific Officer Dr. Su Youn Nam will be appointed CEO of ImmuneOncia. The first of the three immune checkpoint antibodies is expected to enter clinical trials next year.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

About Yuhan Corporation

Yuhan Corporation is a South Korea-based healthcare company founded in 1926. The company has positioned itself as one of the top pharmaceutical companies in terms of market cap and sales revenue in Korea. The core business consists of primary & specialty care, dietary supplements, household & animal care, and contract manufacturing of active pharmaceutical ingredients. It has a number of subsidiaries and a global presence in the form of joint ventures with Janssen (Belgium), the Clorox Company (USA), and Kimberly-Clark Corporation (USA). Yuhan (000100:KS) is a publicly-listed company traded on the Korea Stock Exchange.

Forward-Looking Statements

This press release contains forward-looking statements related to Sorrento Therapeutics, Inc. under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements about Sorrento’s prospects, including, but not limited to any statements about the aforementioned immuno-oncology antibodies from Sorrento’s antibody library; Sorrento’s ability to leverage the expertise of its employees and partners to assist the company in the execution of its strategies; and other matters that are described in Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

Sorrento™, and the Sorrento logo are trademarks owned by Sorrento Therapeutics, Inc.

All other trademarks and trade names are the property of their respective owners.

Logo – http://photos.prnewswire.com/prnh/20150105/167173LOGO

SOURCE: Sorrento Therapeutics, Inc.

Contacts:

For Sorrento Therapeutics, Inc.:

Henry Ji, Ph.D.

President & Chief Executive Officer

Tel: (858) 668-6923

hji@sorrentotherapeutics.com

For Yuhan Corporation:

Su Youn Nam, M.D., Ph.D.

Chief Scientific Officer & Executive VP

Yuhan Corporation

TEL: (+82) 31 899 4020

namsu@yuhan.co.kr